Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Company launching two first-in-class diabetes medicines in second quarter

San Diego, CA — May 4, 2005 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported a net loss of $43.6 million, or $0.43 per share, for the first quarter ended March 31, 2005, compared to a net loss of $37.3 million, or $0.40 per share, for the same period in 2004.  At March 31, 2005, the Company held cash, cash equivalents and short-term investments of approximately $440 million.  The Company’s operating activities used approximately $45.0 million of cash in the first quarter of 2005, compared to $49.4 million in the same period in 2004.

“With the recent approvals of two first-in-class diabetes medicines, SYMLIN and BYETTA, the remainder of 2005 is set up to be a year of transformation for Amylin Pharmaceuticals,” said Ginger L. Graham, President and Chief Executive Officer, Amylin Pharmaceuticals, Inc.  “Commercial activities are well underway for both products.  SYMLIN is commercially available, and BYETTA will be available to pharmacies by June 1.”

The Company reported revenues under collaborative agreements of $4.3 million for the quarter ended March 31, 2005 compared to $6.7 million for the same period in 2004.  Revenue in the current quarter consists primarily of amounts earned under the collaboration with Eli Lilly and Company on BYETTATM  (exenatide) injection including cost sharing payments and the continued amortization of up-front payments.  The decrease in the current period principally reflects lower expense sharing payments resulting from a reduction in BYETTA development expenses in the current quarter as compared to 2004.

Research and development expenses were $27.5 million for the quarter ended March 31, 2005, level with the comparable period in 2004.  Research and development activities in the current period reflect increased expenditures for the Company’s Phase 2 programs in obesity, diabetes and cardiovascular disease offset by reductions in development expenses for BYETTA and SYMLIN, as compared to the same period in 2004.

Selling, general and administrative expenses for the quarter ended March 31, 2005 were $20.1 million, compared to $16.1 million in the same period in 2004.  The increase reflects increased pre-launch costs for both medicines and continued investments in business infrastructure to support two product launches.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 12:00 p.m. Eastern/9:00 a.m. Pacific. The Company will provide supporting details underlying its first quarter 2005 operating results and information regarding key trends and assumptions for operations for the remainder of fiscal 2005.

The call will be webcast live through Amylin’s corporate website and a recording will be made available following the close of the call.  For those without access to the Internet, the live call may be accessed by phone by calling (888) 396-2298 (domestic) or (617) 847-8708 (international), passcode 24262146. A replay of the Quarterly Update Conference Call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 40550012.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including that BYETTA and/or SYMLIN may not prove to be important new therapeutic options or may be affected by unexpected new data or technical issues, BYETTA may not be available to pharmacies by June 1, or that the Company may not be able to effectively launch BYETTA and/or SYMLIN. Commercial and government reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply may also affect the potential for BYETTA and/or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Annual Report on Form 10-K for the year ending December 31, 2004. Amylin undertakes no duty to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$147,145	$60,583
Short-term investments	292,726	233,173
Receivables from collaborative partners	3,582	5,770
Inventories	16,052	15,676
Other current assets	12,544	9,156
Property and equipment, net	22,510	20,739
Other assets	12,285	12,703
Total assets	$506,844	$357,800

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$34,664	$37,651
Current portion of deferred revenue	9,286	4,286
Other liabilities, net of current portion	8,672	7,290
Deferred revenue, net of current portion	14,872	20,943
Convertible senior notes	375,000	375,000
Stockholders’ equity (deficit)	64,350	(87,370)
Total liabilities and stockholders’ equity (deficit)	$506,844	$357,800

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

	Quarter Ended March 31,
	2005	2004
Revenue under collaborative agreements	$4,262	$6,689

Operating expenses:
Research and development	27,468	27,457
Selling, general and administrative	20,071	16,088
Total operating expenses	47,539	43,545
Operating loss	(43,277)	(36,856)
Interest expense, net	(327)	(417)
Net loss	$(43,604)	$(37,273)

Net loss per share — basic and diluted	$(0.43)	$(0.40)
Shares used in computing net loss per share — basic and diluted	101,332	93,776

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

	Quarter Ended March 31,
	2005	2004
Operating activities:
Net loss	$(43,604)	$(37,273)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	3,004	1,428
Working capital changes	(4,432)	(13,566)
Net cash used for operating activities	(45,032)	(49,411)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(59,829)	12,303
Purchases of equipment and increase in patents, net	(3,640)	(1,682)
Net cash provided by (used for) investing activities	(63,469)	10,621

Financing activities:
Proceeds from issuance of common stock, net	195,067	2,514
Principal payments on notes payable and capital leases	(4)	(3)
Net cash provided by financing activities	195,063	2,511

Increase (decrease) in cash and cash equivalents	86,562	(36,279)

Cash and cash equivalents at beginning of period	60,583	76,615
Cash and cash equivalents at end of period	$147,145	$40,336

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CONTACT:

Mark G. Foletta

Vice President Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com